Exhibit 107

Calculation of Filing Fee Tables

Form S-3

TREASURE GLOBAL INC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Fees to Be Paid	Equity	Common stock, $0.00001 par value per share	457(c)	39,000,000	$1.46	$56,940,000.00	0.0001531		$8,717.51
	Other	Warrants to purchase Common Stock (3)	457(g)	—	—	—	—		—
	Equity	Common stock, $0.00001 par value per share, underlying the Warrants	457(c)	3,000,000	$1.46	$4,380,000.00	0.0001531		$670.58
		Total Offering Amounts		42,000,000	$1.46	$61,320,000.00	0.0001531		$9,388.10
		Total Fees Previously Paid						$
		Total Fee Offsets							—
		Net Fee Due							$9,388.10

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock on June 3, 2025 as reported on the Nasdaq Capital Market.

(3)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.